Exhibit 99.1
ENACT REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
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GAAP Net Income of $177 million, or $1.22 per diluted share
Adjusted Operating Income of $179 million, or $1.23 per diluted share
Return on Equity of 13.3% and Adjusted Operating Return on Equity of 13.5%
Primary Insurance in-force of $273 billion, a 2% year-over-year increase
PMIERs Sufficiency of 162% or approximately $1.9 billion
Book Value Per Share of $37.66 and Book Value Per Share excluding AOCI of $37.87
Returned over $500 million of capital to shareholders in 2025

Raleigh, NC, February 3, 2026 – Enact Holdings, Inc. (Nasdaq: ACT) today announced its fourth quarter and full year 2025 results.

“Enact delivered a strong fourth quarter, capping another successful year driven by disciplined execution, resilient credit performance, and a continued focus on long-term value creation.” said Rohit Gupta, President and CEO of Enact. “Affordability pressures and interest rate volatility continue to shape housing activity. The role of private mortgage insurance remains critical, and we continue to approach this environment from a position of strength. Our strategy, solid capital position, and operating discipline have enabled us to support our customers, grow our business, and deliver sustainable value for our shareholders. Overall, we remain confident in our ability to execute and capitalize on the opportunities ahead.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	4Q25	3Q25	4Q24	2025	2024
Net Income (loss)	$177	$163	$163	$674	$688
Diluted Net Income (loss) per share	$1.22	$1.10	$1.05	$4.52	$4.37
Adjusted Operating Income (loss)	$179	$166	$169	$688	$718
Adj. Diluted Operating Income (loss) per share	$1.23	$1.12	$1.09	$4.61	$4.56
NIW ($B)	$14	$14	$13	$52	$51
Primary Persistency Rate	80%	83%	82%	82%	83%
Primary IIF ($B)	$273	$272	$269
Net Premiums Earned	$246	$245	$246	$981	$980
Losses Incurred	$18	$36	$24	$110	$39
Loss Ratio	7%	15%	10%	11%	4%
Operating Expenses	$59	$53	$58	$218	$223
Expense Ratio	24%	22%	24%	22%	23%
Net Investment Income	$69	$69	$63	$266	$241
Net Investment gains (losses)	$(3)	$(3)	$(7)	$(16)	$(23)
Return on Equity	13.3%	12.4%	13.0%	13.0%	14.3%
Adjusted Operating Return on Equity	13.5%	12.6%	13.5%	13.3%	14.9%
PMIERs Sufficiency ($)	$1,919	$1,904	$2,052
PMIERs Sufficiency (%)	162%	162%	167%

Fourth Quarter 2025 Financial and Operating Highlights
•Net income was $177 million, or $1.22 per diluted share, compared with $163 million, or $1.10 per diluted share, for the third quarter of 2025 and $163 million, or $1.05 per diluted share, for the fourth quarter of 2024. Adjusted operating income was $179 million, or $1.23 per diluted share, compared with $166 million, or $1.12 per diluted share, for the third quarter of 2025 and $169 million, or $1.09 per diluted share, for the fourth quarter of 2024.
•New insurance written (NIW) was $14 billion, up 2% from the third quarter of 2025, and up 8% from the fourth quarter of 2024. NIW for the current quarter was comprised of 96% monthly premium policies and 81% purchase originations.
•Persistency remained elevated at 80%, down from 83% in the third quarter of 2025 and down from 82% in the fourth quarter of 2024. Approximately 22% of the mortgages in our portfolio had rates at least 50 basis points above December 2025’s average mortgage rate of 6.2%.
•Primary insurance in-force (IIF) was $273 billion, up from $272 billion in the third quarter of 2025 and up approximately 2% from $269 billion in the fourth quarter of 2024.
•Net premiums earned were $246 million, approximately flat from the third quarter of 2025 and the fourth quarter of 2024.
•Losses incurred for the fourth quarter of 2025 were $18 million and the loss ratio was 7%, compared to $36 million and 15%, respectively, in the third quarter of 2025 and $24 million and 10%, respectively, in the fourth quarter of 2024. The sequential and year-over-year decrease in losses and the loss ratio were primarily driven by a net reserve release of $60 million reflecting favorable cure performance and the lowering of our claim rate expectations from 9% to 8%. We lowered our claim rate expectations on both new and recent delinquencies as a result of sustained favorable cure performance. The $60 million net reserve release compares to a reserve release of $45 million and $56 million in the third quarter of 2025 and fourth quarter of 2024, respectively.
•Operating expenses in the current quarter were $59 million, and the expense ratio was 24%. This is compared to $53 million and 22%, respectively, in the third quarter of 2025 and $58 million and 24%, respectively in the fourth quarter of 2024. The sequential increase was driven by incentive-based compensation.
•Net investment income was $69 million, flat from the third quarter of 2025 and up from $63 million in the fourth quarter of 2024, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment gains (losses) in the quarter were $(3) million, as compared to $(3) million sequentially and $(7) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the fourth quarter of 2025 was 13.3% and annualized adjusted operating return on equity was 13.5%. This compares to the third quarter of 2025 results of 12.4% and 12.6%, respectively, and to fourth quarter of 2024 results of 13.0% and 13.5%, respectively.

Capital and Liquidity
•We returned $503 million to shareholders in 2025 consisting of $121 million in quarterly dividends, and $382 million of share repurchases (10.5 million shares at a weighted average share price of $36.25).
•We paid approximately $30 million, or $0.21 per share, dividend in the fourth quarter.
•EMICO completed a dividend of approximately $150 million in the fourth quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $257 million in cash and cash equivalents plus $370 million of invested assets as of December 31, 2025. Combined cash and invested assets is down $23 million from the prior quarter, primarily due to return of capital and semi-annual interest payment, partially offset by the dividend from EMICO.

•During the quarter, we announced an excess of loss reinsurance agreement with a panel of highly rated reinsurers that will provide approximately $170M of coverage on a portion of expected new insurance written for the 2027 book year.
•PMIERs sufficiency was 162% and $1.9 billion above the PMIERs requirements, compared to 162% and $1.9 billion above the PMIERs requirements in the third quarter of 2025.

Recent Events
•We repurchased approximately 3.4 million shares at an average price of $37.66 for a total of approximately $127 million in the quarter. Additionally, through January 30, 2026, we repurchased 0.8 million shares at an average price of $39.37 for a total of $31 million and approximately $30 million remains of our $350 million repurchase authorization.
•Subsequent to quarter end, S&P upgraded the financial strength rating outlook for EMICO, EHI and Enact Re to positive.
•Today we announced the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $500 million of common stock along with a quarterly dividend of $0.21 per share, payable on March 19, 2026, to shareholders of record on February 26, 2026.

Conference Call and Financial Supplement Information
This press release, the fourth quarter 2025 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss fourth quarter financial results in a conference call tomorrow, Wednesday, February 4, 2026, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months and twelve months ending December 31, 2025 and 2024, as well as for the three months ended September 30, 2025.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	4Q25	3Q25	4Q24	2025	2024
REVENUES:
Premiums	$245,742	$244,688	$245,735	$980,505	$980,104
Net investment income	68,621	68,611	62,624	266,153	240,564
Net investment gains (losses)	(2,856)	(2,834)	(7,167)	(16,276)	(22,807)
Other income	1,199	990	584	5,445	3,913
Total revenues	312,706	311,455	301,776	1,235,827	1,201,774

LOSSES AND EXPENSES:
Losses incurred	17,811	35,885	23,813	109,526	38,657
Acquisition and operating expenses, net of deferrals	57,134	50,500	55,325	208,326	213,310
Amortization of deferred acquisition costs and intangibles	2,211	2,344	2,522	9,189	9,659
Interest expense	12,465	12,897	12,262	49,949	51,157
Loss on debt extinguishment	0	0	0	0	10,930
Total losses and expenses	89,621	101,626	93,922	376,990	323,713

INCOME BEFORE INCOME TAXES	223,085	209,829	207,854	858,837	878,061
Provision for income taxes	45,924	46,332	45,116	184,593	189,993
NET INCOME	$177,161	$163,497	$162,738	$674,244	$688,068

Net investment (gains) losses	2,856	2,834	7,167	16,276	22,807
Costs associated with reorganization	26	189	411	820	4,652
Loss on debt extinguishment	0	0	0	0	10,930
Taxes on adjustments	(605)	(635)	(1,591)	(3,590)	(8,061)
Adjusted Operating Income	$179,438	$165,885	$168,725	$687,750	$718,396

Loss ratio (1)	7%	15%	10%	11%	4%
Expense ratio (2)	24%	22%	24%	22%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.23	$1.11	$1.06	$4.54	$4.40
Diluted	$1.22	$1.10	$1.05	$4.52	$4.37
Adj operating income per share
Basic	$1.24	$1.13	$1.10	$4.64	$4.60
Diluted	$1.23	$1.12	$1.09	$4.61	$4.56
Weighted-average common shares outstanding
Basic	144,290	147,434	153,537	148,373	156,277
Diluted	145,294	148,340	154,542	149,318	157,554

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the three-month periods ended December 31, 2025 and September 30, 2025, and one percentage point December 31, 2024. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the year ended December 31, 2025, and one percentage point for the year ended December 31, 2024.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	4Q25	3Q25	4Q24
Investments:
Fixed maturity securities available-for-sale, at fair value	$6,050,542	$6,068,501	$5,624,773
Short term investments	—	2,002	3,367
Total investments	6,050,542	6,070,503	5,628,140
Cash and cash equivalents	582,493	543,577	599,432
Accrued investment income	56,073	53,895	49,595
Deferred acquisition costs	22,232	22,521	23,771
Premiums receivable	46,130	48,648	53,031
Other assets	116,007	114,114	102,549
Deferred tax asset	19,989	23,185	65,013
Total assets	$6,893,466	$6,876,443	$6,521,531

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$572,470	$572,054	$524,715
Unearned premiums	91,639	96,031	114,680
Other liabilities	129,695	146,958	142,990
Long-term borrowings	744,481	744,114	743,050
Total liabilities	1,538,285	1,559,157	1,525,435
Equity:
Common stock	1,422	1,456	1,523
Additional paid-in capital	1,706,481	1,826,764	2,076,788
Accumulated other comprehensive income	(30,143)	(41,785)	(207,455)
Retained earnings	3,677,421	3,530,851	3,125,240
Total equity	5,355,181	5,317,286	4,996,096
Total liabilities and equity	$6,893,466	$6,876,443	$6,521,531

Book value per share	$37.66	$36.53	$32.80
Book value per share excluding AOCI	$37.87	$36.82	$34.16

U.S. GAAP ROE (1)	13.3%	12.4%	13.0%
Net investment (gains) losses	0.2%	0.2%	0.6%
Costs associated with reorganization	0.0%	0.0%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	0.0%	0.0%	(0.1)%
Adjusted Operating ROE(2)	13.5%	12.6%	13.5%

Debt to Capital Ratio	12%	12%	13%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity